Exhibit 99.1
News Release
Pentair Reports Fourth Quarter and Full Year 2017 Results

•	Fourth quarter sales of $1.3 billion; full year 2017 sales of $4.9 billion.

•	Fourth quarter GAAP EPS of $1.11 and adjusted EPS of $0.93; full year 2017 GAAP EPS of $2.61 and adjusted EPS of $3.53.

•
Full year net cash provided by operating activities of $620 million and total free cash flow of $551 million. Full year net cash provided by operating activities of continuing operations of $674 million and free cash flow from continuing operations of $611 million.

•	The company introduced its 2018 GAAP EPS guidance of approximately $3.57 and on an adjusted basis of approximately $4.00.

•
Pentair previously announced that its Board of Directors had unanimously approved a plan to separate into two publicly-traded companies. The separation is expected to occur through a tax-free spin-off of Electrical by Pentair to its shareholders targeted for April 30, 2018.

Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — January 30, 2018 — Pentair plc (NYSE: PNR) today announced fourth quarter 2017 sales of $1.3 billion. Sales were up 6 percent compared to sales for the same period last year. Excluding currency translation and acquisitions, core sales grew 3 percent in the fourth quarter. Fourth quarter 2017 earnings per diluted share from continuing operations ("EPS") were $1.11 compared to $0.60 in the fourth quarter of 2016. On an adjusted basis, the company reported EPS of $0.93 compared to $0.78 in the fourth quarter of 2016. Segment income, adjusted net income, free cash flow, and adjusted EPS are described in the attached schedules.
Fourth quarter 2017 operating income was $137 million, down 15 percent compared to operating income for the fourth quarter of 2016, and return on sales ("ROS") was 10.9 percent, a decrease of 270 basis points when compared to the fourth quarter of 2016. On an adjusted basis, the company reported segment income of $227 million for the fourth quarter, up 11 percent compared to segment income for the fourth quarter of 2016, and ROS was 18.0 percent, an increase of 80 basis points when compared to the fourth quarter of 2016.
Full year net cash provided by operating activities was $620 million and total free cash flow was $551 million. Full year net cash provided by operating activities of continuing operations was $674 million and free cash flow from continuing operations was $611 million. The company delivered full year free cash flow of 94 percent of adjusted net income.
As a result of the enactment of U.S. tax reform legislation, we recorded a provisional tax benefit of $85 million in the fourth quarter.  This benefit is comprised of a $148 million benefit from the re-measurement of our net deferred tax liability offset by a $63 million charge for the deemed repatriation of non-U.S. earnings.  This charge is payable over the next eight years.  Going forward, we now expect our effective tax rate to approximate 18%, which is an improvement over our current run rate of 20%.
Pentair paid dividends of $0.345 per share in the fourth quarter of 2017. Pentair previously announced on December 5, 2017 that its Board of Directors approved a 1 percent increase in the company's regular annual cash dividend rate for 2018 to $1.40 from $1.38. 2018 will mark the 42nd consecutive year that Pentair has increased its dividend.
"Pentair just concluded an exciting year that saw organic growth return, strong margin expansion, robust cash flow, and we announced that we plan to separate our Water and Electrical businesses into two publicly traded companies," said Randall J. Hogan, Pentair Chairman and Chief Executive Officer. "We had two goals for the year, which were to deliver on our 2017 commitments and prepare to stand up two companies in 2018. We believe that the momentum we showed exiting the year reinforces that we made great progress toward both of our goals. We remain excited for Pentair's next chapter as we create two industry-leading pure-play companies in Water and Electrical."
OUTLOOK
The company introduced its 2018 GAAP EPS guidance of approximately $3.57 and on an adjusted basis of approximately $4.00. The company anticipates full year 2018 sales of $5.1 billion, or up approximately 3 to 5 percent on a reported basis and

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up approximately 2 to 4 percent on a core basis. The company expects to deliver full year free cash flow of approximately 100 percent of adjusted net income.
In addition, the company introduced first quarter 2018 GAAP EPS guidance at a range of $0.70 to $0.72 and on an adjusted basis at a range of $0.81 to $0.83. The company expects first quarter revenue to be approximately $1.26 billion, which would be up approximately 6 percent on a reported basis and up 3 percent on a core basis compared to first quarter 2017 revenue.
EARNINGS CONFERENCE CALL
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company's performance, fourth quarter and full year 2017 results on a two-way conference call with investors at 8:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investors section of the company's website, www.pentair.com, shortly before the call begins. Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, both of which can be found on Pentair's website. The webcast and presentation will be archived at the company's website following the conclusion of the event.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets," "plans," "believes," "expects," "intends," "will," "likely," "may," "anticipates," "estimates," "projects," "should," "would," "positioned," "strategy," "future" or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the ability to satisfy the necessary conditions to consummate the planned separation of our Water business and Electrical business into two independent, publicly-traded companies (the "Proposed Separation") on a timely basis or at all; the ability to successfully separate the Water and Electrical businesses and realize the anticipated benefits from the Proposed Separation; adverse effects on the Water and Electrical business operations or financial results and the market price of our shares as a result of the announcement or consummation of the Proposed Separation; unanticipated transaction expenses, such as litigation or legal settlement expenses; failure to obtain tax rulings or changes in tax laws; changes in capital market conditions; the impact of the Proposed Separation on our employees, customers and suppliers; overall global economic and business conditions impacting the Water and Electrical businesses; future opportunities that our board may determine present greater potential to increase shareholder value; the ability of the Water and Electrical businesses to operate independently following the Proposed Separation; the ability to achieve the benefits of our restructuring plans; the ability to successfully identify, finance, complete and integrate acquisitions; competition and pricing pressures in the markets we serve; the strength of housing and related markets; volatility in currency exchange rates and commodity prices; inability to generate savings from excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices; increased risks associated with operating foreign businesses; the ability to deliver backlog and win future project work; failure of markets to accept new product introductions and enhancements; the impact of changes in laws and regulations, including those that limit U.S. tax benefits; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating goals. Additional information concerning these and other factors is contained in our filings with the SEC, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. All forward-looking statements speak only as of the date of this press release. Pentair plc assumes no obligation, and disclaims any obligation, to update the information contained in this press release.
ABOUT PENTAIR PLC
Pentair plc (NYSE: PNR) is a global company dedicated to building a safer, more sustainable world. Pentair delivers industry leading products, services and solutions that help people make the best use of the resources they rely on most. Its technology moves the world forward by ensuring that water is plentiful, useful and pure, and that critical equipment and those near it are protected. With 2017 revenues of $4.9 billion, Pentair employs approximately 18,400 people worldwide. To learn more, visit www.pentair.com.
PENTAIR CONTACTS:

Jim Lucas	Marybeth Thorsgaard
Vice President, Investor Relations and Treasury	Vice President, Corporate Communications
Direct: 763-656-5575	Direct: 763-656-5580
Email: jim.lucas@pentair.com	Email: marybeth.thorsgaard@pentair.com

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended		Twelve months ended
In millions, except per-share data	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$1,260.9	$1,188.1	$4,936.5	$4,890.0
Cost of goods sold	792.6	748.0	3,107.4	3,095.9
Gross profit	468.3	440.1	1,829.1	1,794.1
% of net sales	37.1%	37.0%	37.1%	36.7%
Selling, general and administrative	302.2	251.1	1,032.5	979.3
% of net sales	24.0%	21.0%	20.9%	20.0%
Research and development	28.7	27.2	115.8	114.1
% of net sales	2.3%	2.3%	2.3%	2.3%
Operating income	137.4	161.8	680.8	700.7
% of net sales	10.9%	13.6%	13.8%	14.3%
Other (income) expense:
Loss on sale of businesses, net	0.4	3.9	4.2	3.9
Loss on early extinguishment of debt	—	—	101.4	—
Equity income of unconsolidated subsidiaries	(0.4)	(1.6)	(1.3)	(4.3)
Net interest expense	13.1	34.2	87.3	140.1
% of net sales	1.0%	2.9%	1.8%	2.9%
Income from continuing operations before income taxes	124.3	125.3	489.2	561.0
Provision for income taxes	(79.7)	15.7	9.2	109.4
Effective tax rate	(64.1)%	12.5%	1.9%	19.5%
Net income from continuing operations	203.9	109.6	480.0	451.6
Income from discontinued operations, net of tax	3.5	21.4	5.4	70.0
(Loss) gain from sale of discontinued operations, net of tax	(17.8)	—	181.1	0.6
Net income	$189.6	$131.0	$666.5	$522.2
Earnings (loss) per ordinary share
Basic
Continuing operations	$1.12	$0.60	$2.64	$2.49
Discontinued operations	(0.07)	0.12	1.03	0.39
Basic earnings per ordinary share	$1.05	$0.72	$3.67	$2.88
Diluted
Continuing operations	$1.11	$0.60	$2.61	$2.47
Discontinued operations	(0.07)	0.11	1.02	0.38
Diluted earnings per ordinary share	$1.04	$0.71	$3.63	$2.85
Weighted average ordinary shares outstanding
Basic	181.4	181.8	181.7	181.3
Diluted	183.6	183.6	183.7	183.1
Cash dividends paid per ordinary share	$0.345	$0.34	$1.38	$1.34

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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2017	December 31, 2016
In millions
Assets
Current assets
Cash and cash equivalents	$113.3	$238.5
Accounts and notes receivable, net	831.6	764.0
Inventories	581.0	524.2
Other current assets	222.9	253.4
Current assets held for sale	—	891.9
Total current assets	1,748.8	2,672.0
Property, plant and equipment, net	545.5	538.6
Other assets
Goodwill	4,351.1	4,217.4
Intangibles, net	1,558.4	1,631.8
Other non-current assets	429.9	182.1
Non-current assets held for sale	—	2,292.9
Total other assets	6,339.4	8,324.2
Total assets	$8,633.7	$11,534.8
Liabilities and Equity
Current liabilities
Current maturities of long-term debt and short-term borrowings	$—	$0.8
Accounts payable	495.7	436.6
Employee compensation and benefits	186.6	166.1
Other current liabilities	517.1	511.5
Current liabilities held for sale	—	356.2
Total current liabilities	1,199.4	1,471.2
Other liabilities
Long-term debt	1,440.7	4,278.4
Pension and other post-retirement compensation and benefits	285.6	253.4
Deferred tax liabilities	394.8	609.5
Other non-current liabilities	275.4	162.0
Non-current liabilities held for sale	—	505.9
Total liabilities	3,595.9	7,280.4
Equity	5,037.8	4,254.4
Total liabilities and equity	$8,633.7	$11,534.8

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve months ended
In millions	December 31, 2017	December 31, 2016
Operating activities
Net income	$666.5	$522.2
Income from discontinued operations, net of tax	(5.4)	(70.0)
Gain from sale of discontinued operations, net of tax	(181.1)	(0.6)
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities of continuing operations
Equity income of unconsolidated subsidiaries	(1.3)	(4.3)
Depreciation	85.2	84.6
Amortization	97.7	96.4
Loss on sale of businesses	4.2	3.9
Deferred income taxes	(159.7)	(16.1)
Share-based compensation	39.6	34.2
Trade name and other impairment	32.0	13.3
Loss on early extinguishment of debt	101.4	—
Excess tax benefits from share-based compensation	—	(8.0)
Pension and other post-retirement expense	29.2	31.8
Pension and other post-retirement contributions	(15.7)	(13.5)
Changes in assets and liabilities, net of effects of business acquisitions
Accounts and notes receivable	(30.9)	21.3
Inventories	(29.4)	34.3
Other current assets	(5.9)	(15.8)
Accounts payable	32.6	38.0
Employee compensation and benefits	10.2	7.0
Other current liabilities	(29.3)	51.6
Other non-current assets and liabilities	34.1	(107.9)
Net cash provided by (used for) operating activities of continuing operations	674.0	702.4
Net cash provided by (used for) operating activities of discontinued operations	(53.8)	159.0
Net cash provided by (used for) operating activities	620.2	861.4
Investing activities
Capital expenditures	(70.9)	(117.8)
Proceeds from sale of property and equipment	7.9	24.7
Proceeds from sale of businesses and other	2,759.4	(5.2)
Acquisitions, net of cash acquired	(59.5)	(25.0)
Net cash provided by (used for) investing activities of continuing operations	2,636.9	(123.3)
Net cash provided by (used for) investing activities of discontinued operations	(6.5)	1.5
Net cash provided by (used for) investing activities	2,630.4	(121.8)
Financing activities
Net receipts (repayments) of short-term borrowings	(0.8)	0.8
Net repayments of commercial paper and revolving long-term debt	(913.1)	(385.3)
Repayments of long-term debt	(2,009.3)	(0.7)
Premium paid on early extinguishment of debt	(94.9)	—
Excess tax benefits from share-based compensation	—	8.0
Shares issued to employees, net of shares withheld	37.2	20.7
Repurchases of ordinary shares	(200.0)	—
Dividends paid	(251.7)	(243.6)
Net cash provided by (used for) financing activities	(3,432.6)	(600.1)
Effect of exchange rate changes on cash and cash equivalents	56.8	(27.3)
Change in cash and cash equivalents	(125.2)	112.2
Cash and cash equivalents, beginning of year	238.5	126.3
Cash and cash equivalents, end of year	$113.3	$238.5

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Pentair plc and Subsidiaries
Reconciliation of the GAAP operating activities cash flow to the non-GAAP free cash flow (Unaudited)

	Twelve months ended
In millions	December 31, 2017	December 31, 2016
Net cash provided by (used for) operating activities of continuing operations	$674.0	$702.4
Capital expenditures	(70.9)	(117.8)
Proceeds from sale of property and equipment	7.9	24.7
Free cash flow from continuing operations	$611.0	$609.3
Net cash provided by (used for) operating activities of discontinued operations	(53.8)	159.0
Capital expenditures of discontinued operations	(6.8)	(20.4)
Proceeds from sale of property and equipment of discontinued operations	0.3	21.9
Free cash flow	$550.7	$769.8

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2017
In millions	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales
Water	$682.9	$753.7	$687.3	$720.5	$2,844.4
Electrical	502.2	513.2	540.6	541.9	2,097.9
Other	(1.6)	(1.6)	(1.1)	(1.5)	(5.8)
Consolidated	$1,183.5	$1,265.3	$1,226.8	$1,260.9	$4,936.5
Segment income (loss)
Water	$116.0	$161.0	$130.5	$138.5	$546.0
Electrical	103.5	112.8	121.5	109.2	447.0
Other	(36.0)	(18.6)	(20.1)	(21.1)	(95.8)
Consolidated	$183.5	$255.2	$231.9	$226.6	$897.2
Return on sales
Water	17.0%	21.4%	19.0%	19.2%	19.2%
Electrical	20.6%	22.0%	22.5%	20.2%	21.3%
Consolidated	15.5%	20.2%	18.9%	18.0%	18.2%

	2016
In millions	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales
Water	$665.7	$761.7	$668.3	$682.0	$2,777.7
Electrical	524.6	540.6	543.1	507.7	2,116.0
Other	(0.3)	(1.1)	(0.7)	(1.6)	(3.7)
Consolidated	$1,190.0	$1,301.2	$1,210.7	$1,188.1	$4,890.0
Segment income (loss)
Water	$101.2	$153.6	$119.1	$120.1	$494.0
Electrical	112.8	111.6	119.6	103.2	447.2
Other	(36.1)	(24.2)	(22.5)	(18.9)	(101.7)
Consolidated	$177.9	$241.0	$216.2	$204.4	$839.5
Return on sales
Water	15.2%	20.2%	17.8%	17.6%	17.8%
Electrical	21.5%	20.6%	22.0%	20.3%	21.1%
Consolidated	15.0%	18.5%	17.9%	17.2%	17.2%

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Pentair plc and Subsidiaries
Reconciliation of the GAAP year ended December 31, 2017 to the non-GAAP excluding the effect of 2017 adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total Pentair
Net sales	$1,183.5	$1,265.3	$1,226.8	$1,260.9	$4,936.5
Operating income	138.4	212.8	192.2	137.4	680.8
% of net sales	11.7%	16.8%	15.7%	10.9%	13.8%
Adjustments:
Restructuring and other	20.9	9.8	—	—	30.7
Pension and other post-retirement mark-to-market loss	—	—	—	1.6	1.6
Intangible amortization	24.0	24.6	24.6	24.5	97.7
Trade name and other impairment	—	—	—	32.0	32.0
Separation costs	—	7.6	14.8	30.7	53.1
Equity income of unconsolidated subsidiaries	0.2	0.4	0.3	0.4	1.3
Segment income	183.5	255.2	231.9	226.6	897.2
Return on sales	15.5%	20.2%	18.9%	18.0%	18.2%
Net income from continuing operations—as reported	80.7	68.3	127.1	203.9	480.0
Loss on sale of businesses	—	—	3.8	0.4	4.2
Loss on early extinguishment of debt	—	101.4	—	—	101.4
Adjustments to operating income	44.9	42.0	39.4	88.8	215.1
Income tax adjustments	(6.9)	(27.8)	4.1	(122.4)	(153.0)
Net income from continuing operations—as adjusted	$118.7	$183.9	$174.4	$170.7	$647.7
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.44	$0.37	$0.69	$1.11	$2.61
Adjustments	0.21	0.63	0.26	(0.18)	0.92
Diluted earnings per ordinary share—as adjusted	$0.65	$1.00	$0.95	$0.93	$3.53

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Pentair plc and Subsidiaries
Reconciliation of the GAAP year ended December 31, 2018 to the non-GAAP excluding the effect of 2018 adjustments (Unaudited)

	Forecast
	Water		Electrical		Pentair
In millions, except per-share data	Full Year		Full Year		First Quarter		Full Year

Net sales	approx	$2,950	approx	$2,150	approx	$1,260	approx	$5,100
Operating income	approx	489	approx	359	approx	171	approx	848
% of net sales	approx	16.6%	approx	16.7%	approx	13.6%	approx	16.6%
Adjustments:
Intangible amortization	approx	35	approx	61	approx	24	approx	96
Equity income of unconsolidated subsidiaries	approx	1	approx	—	approx	—	approx	1
Segment income	approx	525	approx	420	approx	195	approx	945
Return on sales	approx	17.7%	approx	19.4%	approx	15.5%	approx	18.4%
Net income from continuing operations—as reported	approx	385	approx	268	approx	129	approx	653
Adjustments to operating income	approx	35	approx	61	approx	24	approx	96
Income tax adjustments	approx	(6)	approx	(11)	approx	(4)	approx	(17)
Net income from continuing operations—as adjusted	approx	$414	approx	$318	approx	$149	approx	$732
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	approx	$2.04 - $2.14	approx	$1.43 - $1.53	approx	$0.70 - $0.72	approx	$3.57
Adjustments	approx	0.16	approx	0.27	approx	0.11	approx	0.43
Diluted earnings per ordinary share—as adjusted	approx	$2.20 - $2.30	approx	$1.70 - $1.80	approx	$0.81 - $0.83	approx	$4.00

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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Strategic Business Group
For the Quarter and Year Ending December 31, 2017

	Q4 Net Sales Growth				Full Year Net Sales Growth
	Core	Currency	Acq. / Div.	Total	Core	Currency	Acq. / Div.	Total
Water	2.7%	1.8%	1.1%	5.6%	0.8%	0.5%	1.1%	2.4%
Filtration Solutions	(1.5)%	3.3%	3.0%	4.8%	(2.6)%	0.9%	2.9%	1.2%
Flow Technologies	4.0%	1.9%	—%	5.9%	(1.6)%	0.5%	—%	(1.1)%
Aquatic Systems	4.8%	0.5%	—%	5.3%	6.5%	0.3%	0.1%	6.9%
Electrical	3.7%	2.5%	0.5%	6.7%	(2.1)%	0.5%	0.7%	(0.9)%
Enclosures	7.7%	1.8%	—%	9.5%	2.4%	0.2%	—%	2.6%
Thermal Management	(3.1)%	3.5%	—%	0.4%	(11.3)%	1.2%	—%	(10.1)%
Electrical & Fastening Solutions	6.6%	2.5%	2.1%	11.2%	2.2%	0.5%	2.8%	5.5%
Total Pentair	3.1%	2.2%	0.8%	6.1%	(0.5)%	0.6%	0.9%	1.0%

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Pentair plc and Subsidiaries
Reconciliation of the GAAP year ended December 31, 2016 to the non-GAAP excluding the effect of 2016 adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total Pentair
Net sales	$1,190.0	$1,301.2	$1,210.7	$1,188.1	$4,890.0
Operating income	152.7	203.4	182.8	161.8	700.7
% of net sales	12.8%	15.6%	15.1%	13.6%	14.3%
Adjustments:
Restructuring and other	0.6	12.2	8.1	(0.3)	20.6
Pension and other post-retirement mark-to-market loss	—	—	—	4.2	4.2
Intangible amortization	24.2	24.3	24.1	23.8	96.4
Tradename impairment	—	—	—	13.3	13.3
Equity income of unconsolidated subsidiaries	0.4	1.1	1.2	1.6	4.3
Segment income	177.9	241.0	216.2	204.4	839.5
Return on sales	15.0%	18.5%	17.9%	17.2%	17.2%
Net income from continuing operations—as reported	91.8	132.7	117.5	109.6	451.6
Loss on sale of businesses	—	—	—	3.9	3.9
Adjustments to operating income	24.8	36.5	32.2	41.0	134.5
Income tax adjustments	(5.4)	(7.9)	(7.0)	(10.7)	(31.0)
Net income from continuing operations—as adjusted	$111.2	$161.3	$142.7	$143.8	$559.0
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.50	$0.73	$0.64	$0.60	$2.47
Adjustments	0.11	0.15	0.14	0.18	0.58
Diluted earnings per ordinary share—as adjusted	$0.61	$0.88	$0.78	$0.78	$3.05